UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934
Date of Report: September 11, 2007
(Date of earliest event reported)
AGILYSYS, INC.

(Exact name of registrant as specified in its charter)

Ohio	000-5734	34-0907152

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2255 Glades Road, Suite 301E, Boca Raton, Florida		33431

(Address of principal executive offices)		(ZIP Code)
Registrant’s telephone number, including area code: (561) 999-8700
N/A

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
The information provided in Item 2.03 is incorporated by reference herein.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On September 11, 2007, Agilysys, Inc. (the “Company”) entered into the Third Amendment Agreement (the “Third Amendment”) to its Credit Agreement, dated October 18, 2005 (“Credit Agreement”). The Credit Agreement provides for loans and letters of credit aggregating to $200 million, including a $20 million sub-facility for letters of credit issued by LaSalle Bank National Association or one of its affiliates and a $20 million sub-facility for swingline loans, which are short-term loans generally used for working capital requirements. A copy of the Credit Agreement was filed with the Securities and Exchange Commission on Form 8-K dated October 21, 2005.
The purpose of the Third Amendment, among other things, is to modify certain financial covenants and other terms to reflect the potential repurchase by the Company of up to an additional two million of its shares subject to a maximum repurchase of eight million shares and $150 million. In particular, the Third Amendment replaced the definitions of 2007 Redemption, Consolidated Fixed Charges and Restricted Payments, as well as added definitions for Excluded Share Repurchases, Open Market Repurchases, Open Market Repurchase Amount, and Open Market Repurchase Period. Additionally, the Third Amendment replaced the definition of Consolidated Net Worth within the financial covenant provisions and amended Schedule 3 (guarantors of payment) to the Credit Agreement to reflect changes in the Company’s domestic guarantors of payment.
The description of the Third Amendment set forth in this Item 2.03 is not complete and is qualified in its entirety by reference to the full text of the Third Amendment filed as Exhibit 10.1 to this Form 8-K.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits
10.1	Third Amendment Agreement among Agilysys, Inc., the Borrowers, the Lenders, and LaSalle Bank National Association, as Administrative Agent, dated as of September 11, 2007.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGILYSYS, INC.
By:	/s/ Martin F. Ellis
Martin F. Ellis
Executive Vice President, Treasurer and Chief Financial Officer

Date: September 13, 2007

Exhibit Index

Exhibit Number	Description

10.1	Third Amendment Agreement among Agilysys, Inc., the Borrowers, the Lenders, and LaSalle Bank National Association, as Administrative Agent, dated as of September 11, 2007.